Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-193654) and on Forms S-8 (No. 333-201200 and 333-69527) of our report dated March 29, 2013, except for the presentation of the condensed consolidated statements of comprehensive income and cash flows for the year ended December 31, 2012 included in Note 13 to the consolidated financial statements, as to which the date is March 2, 2015, relating to the financial statements of Media General, Inc. (formerly known as New Young Broadcasting Holding Co., Inc.) which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 2, 2015